As filed with the Securities and Exchange Commission on June 22, 2004.

Registration No. 33-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XETA TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

OKLAHOMA	73-1130045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1814 West Tacoma
Broken Arrow, Oklahoma 74012
 (Address of Principal Executive Offices)

XETA Technologies, Inc.
2004 Omnibus Stock Incentive Plan
 (Full Title of the plan)

JACK R. INGRAM
Chief Executive Officer
XETA Technologies, Inc.
1814 West Tacoma
Broken Arrow, Oklahoma 74012
(Name and address of agent for service)

(918) 664-8200
 (Telephone number, including area code, of agent for service)

Copies to:
Barber & Bartz, Attn: Nancy C. Jones, Esq., 525 South Main, Suite 800, Tulsa, Oklahoma 74103-4511

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price Per Share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock ($0.001 par)	600,000	$ 4.69	$ 2,814,000.00	$ 356.53

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, an additional indeterminate number of shares that may be offered or issued pursuant to the Registrant’s 2004 Omnibus Stock Incentive Plan as a result of one or more adjustments under such plan to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions.

(2) Pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, the maximum aggregate offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock traded on the Nasdaq National Market on June 21, 2004.

THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING IN ACCORDANCE WITH RULE 462 UNDER THE SECURITIES ACT OF 1933.

The Exhibit Index for this Registration Statement appears at page 6.

PART I
Information Required in the Section 10(a) Prospectus

Item1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to plan participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424.  Such documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by XETA Technologies, Inc., an Oklahoma corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), are incorporated by reference into this Registration Statement:

(1)	Annual Report of the Company on Form 10-K for the fiscal year ended October 31, 2003, filed with the Commission on January 16, 2004;

(2)	Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended October 31, 2003, filed with the Commission on February 27, 2004;

(3)	Quarterly Report of the Company on Form 10-Q for the quarter ended January 31, 2004, filed with the Commission on March 2, 2004;

(4)	Current Report of the Company on Form 8-K filed with the Commission on June 4, 2004;

(5)	Amendment No. 2 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended October 31, 2003, filed with the Commission on June 14, 2004;

(6)	Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended January 31, 2004, filed with the Commission on June 14, 2004;

(7)	Quarterly Report of the Company on Form 10-Q for the quarter ended April 30, 2004, filed with the Commission on June 14, 2004; and

(8)

the description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on September 21, 1987, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities and Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The legality of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by the firm of Barber & Bartz, a Professional Corporation, which serves as general counsel to the Company.  Ron B. Barber, senior shareholder of the firm, is a director of the Company and beneficially owns approximately 1.10% of the Company’s outstanding Common Stock.

Item 6.  Indemnification of Directors and Officers.

The Oklahoma General Corporation Act, as amended (the “OGCA”), and the Company’s bylaws, as amended (the “Bylaws”) each contain provisions for indemnification of officers and directors of the Company against liability incurred by them under certain circumstances in their capacities as officers and directors of the Company.

The OGCA and the Bylaws provide for indemnification of its officers and directors against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred in connection with the defense of any threatened, pending, or completed legal proceeding in which the officer or director is a party or threatened to be made a party by reason of the fact that he is or was a director or officer of the Company, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful.  However, if the legal proceeding is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue, or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines otherwise.  The foregoing right to indemnity is not exclusive of any other right to indemnity to which a director or officer may be entitled under any other agreement or by vote of the Company’s shareholders, directors, or otherwise.

The XETA Technologies, Inc. 2004 Omnibus Stock Incentive Plan also provides for indemnification of the members of the Compensation Committee of the Company’s Board of Directors charged with administering the Plan.  In addition, the Company maintains insurance to indemnify its officers and directors from certain liabilities.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with this Registration Statement in accordance with Item 601 of Regulation S-K:

Exhibit No.	Description

4.1	Articles of Incorporation - Restated Certificate of Incorporation.

4.2

Bylaws - Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3(ii)(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2001, filed on June 14, 2001) (File No. 0-16231).

5	Opinion of Barber & Bartz, a Professional Corporation.

23.1	Consent of Barber & Bartz (included in Exhibit 5 hereto).

23.2	Consent of Grant Thornton LLP.

24	Power of Attorney (included on the signature pages of this Registration Statement).

Item 9.  Undertakings.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby further undertakes (i) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and (ii) to file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT.

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broken Arrow, State of Oklahoma, on June 21, 2004.

XETA TECHNOLOGIES, INC.

By:	/s/ JACK R. INGRAM

Jack R. Ingram Chief Executive Officer, President, and Director

By:	/s/ ROBERT B. WAGNER

Robert B. Wagner Chief Financial Officer and Secretary

POWER OF ATTORNEY:

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack R. Ingram and Robert B. Wagner, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JACK R. INGRAM	Chairman of the Board,	June 21, 2004
Chief Executive Officer,
Jack R. Ingram	and President

/s/ ROBERT B. WAGNER	Chief Financial Officer	June 21, 2004
and Secretary
Robert B. Wagner

/s/ RON B. BARBER	Director	June 22, 2004

Ron B. Barber

/s/ DONALD T. DUKE	Director	June 22, 2004

Donald T. Duke

/s/ ROBERT D. HISRICH	Director	June 22, 2004

Robert D. Hisrich

/s/ RONALD L. SIEGENTHALER	Director	June 22, 2004

Ronald L. Siegenthaler

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Articles of Incorporation – Restated Certificate of Incorporation.

4.2

Bylaws - Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3(ii)(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2001, filed on June 14, 2001) (File No. 0-16231).

5	Opinion of Barber & Bartz, a Professional Corporation.

23.1	Consent of Barber & Bartz (included in Exhibit 5 hereto).

23.2	Consent of Grant Thornton LLP.

24	Power of Attorney (included on the signature pages of this Registration Statement).